                                                                    EXHIBIT 11.1

                         Caribiner International, Inc.
             Computation of  Pro Forma Net Income Per Common Share

                      For the nine months ended June 30,






                                                                                               1996         1995
                                                                                            ----------    ---------
Weighted average common stock outstanding during the period (1)                              3,715,972    2,588,689
Conversion of Convertible Note into shares of preferred stock and the subsequent conversion of such shares into shares
   of Common Stock                                                                           2,055,000    2,055,000
Conversion of all outstanding shares of preferred stock into shares
    of Common Stock                                                                          1,541,250    1,541,250
Exercise of warrants                                                                           534,505      534,505
Effect of exercise of warrants computed in accordance with the
   treasury stock method                                                                       (39,922)     (99,441)
                                                                                            ----------    ---------
     Total weighted average common stock outstanding during the period                       7,806,805    6,620,003
                                                                                            ==========    =========

(Loss) income before taxes                                                                  $6,393,389    ($445,568)
Plus: reduction in interest expense from the conversion of the
   Convertible Note                                                                            926,248    1,374,533
                                                                                            ----------    ---------
Pro forma income before taxes                                                                7,319,637      928,965
Pro forma income tax expense                                                                 2,561,873       79,090
                                                                                            ----------    ---------
Pro forma net income                                                                        $4,757,764    $ 849,875
                                                                                            ==========    =========
Pro forma net income per common share                                                            $0.61        $0.13
                                                                                            ==========    =========
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(1)  Pursuant to the Securities and Exchange Commission Staff Accounting
     Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.